Exhibit 3

Execution Version

Repurchase Agreement

HOLDER REPURCHASE AGREEMENT (this “Agreement”), dated as of June 23, 2021 (the “Effective Date”), by and between Alternative Fund Advisors Holdings, LLC, a Delaware limited liability company (the “Company”), and the Person signatory hereto (the “Holder”).

RECITALS

WHEREAS, the Holder has invested $25,000,000 (the “Original Investment Amount”) in the AFA Multi-Manager Credit Fund (the “Fund”) as of the Effective Date; and

WHEREAS, in connection with the Original Investment Amount, the Holder has received 132,743 Class C Units in the Company, issued as “profits interests” (the “Units”); and

WHEREAS, the Holder Units (as defined below) are subject to vesting and, accordingly, the Holder desires, among other things, to grant to the Company the right to repurchase Holder Units pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and representations set forth below, the Company and the Holder agree as follows:

AGREEMENT

1.            Definitions. For the purposes of this Agreement, the following capitalized terms shall have the following meanings assigned to them:

(a)       “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

(b)       “Fund Investment” means the investment by the Holder in the Fund for an uninterrupted and continuous period beginning on the Effective Date.

(c)       “Holder Units” means (i) the Units held by the Holder as of the Effective Date and/or (ii) any and all membership interests, shares of capital stock or other equity securities of the Company (or any successor) issued or granted to the Holder in respect of, in exchange for or in substitution for, such original Units (and/or any securities substituted or exchanged for such original Units), without payment of additional consideration by the Holder, including by means of dividend, distribution, split or combination, reclassification, recapitalization, reincorporation or reorganization.

(d)       “LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 18, 2021, as amended and otherwise in effect from time to time.

(e)       “Manager” means the Manager of the Company.

(f)        “Original Number of Shares” means the number of shares of the Fund that were issued to Holder in return for Holder investing the Original Investment Amount in the Fund on the Effective Date.

(g)       “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(h)       “Securities Act” means the Securities Act of 1933, as amended.

(i)       “Unvested Units” means Holder Units that have not vested as provided in Section 3.

2.             Representations, Warranties and Covenants of the Holder. The Holder hereby represents, warrants and acknowledges to the Company as follows: (a) the Holder is a natural person, has reached the age of majority in the jurisdiction in which the Holder resides, and has the legal power, capacity and authority (without requirement of any consent, authorization, approval, agreement or co-signature of the Holder’s spouse, if any, or any other Person) to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (b) neither the Holder nor the Holder Units are subject to any agreements, liens, encumbrances or other restrictions or limitations that conflict with the terms of this Agreement, and (c) the Holder has read and understood the terms of this Agreement, has consulted, or has had ample opportunity to consult, counsel and tax advisors of the Holder’s choosing in connection with the Holder’s review, negotiation, execution and delivery of this Agreement, has entered into this Agreement willingly, and intends to be legally bound by this Agreement.

3.            Vesting of Holder Units.

3.01.       General. Subject to Section 3.02, and subject to Holder continuing to hold not less than the Original Number of Shares of the Fund, the Holder Units shall vest in three equal installments on the first, second at third anniversary of the Effective Date. The parties acknowledge and agree that as of the Effective Date, all of the Holder Units are designated as Unvested Units subject to future vesting pursuant to this Section 3.

3.02.       Termination of Fund Investment Relationship. If, at any time prior to the third anniversary of the Effective Date, Holder shall cease to hold at least the Original Number of Shares for any reason, then immediately, and without any further action on the part of the Company, all Unvested Units as of such date (the “Vesting Termination Date”) will automatically cease to be subject to any further vesting pursuant to Section 3.01.

3.03.       Acceleration upon Change of Control. Immediately prior to the consummation of a Change of Control (as defined below), 100% of the total number of Unvested Units shall be immediately vested. “Change of Control” means:

(a)       the acquisition of the Company by another entity by means of a Sale Transaction (as defined in the LLC Agreement) unless the Company’s Unit holders of record immediately prior to such Sale Transaction hold, immediately after such Sale Transaction, at least 50% of the voting power of the surviving or acquiring entity; or

(b)       a sale, lease, transfer or other disposition of assets of the Company constituting a Deemed Liquidation Event (as defined in the LLC Agreement).

4.             Repurchase Option. The Holder hereby agrees to submit the Unvested Units held by the Holder to the terms of the Repurchase Option upon the following terms:

4.01.       Termination Repurchase Option. On or after the Vesting Termination Date, the Company shall have the option, at its sole election, to repurchase all or any portion of the Unvested Units that have ceased to be subject to vesting pursuant to Section 3.02, at a price per Unvested Unit price of $0.00001 per Unvested Unit, subject to normal adjustments for stock splits, combinations, or recapitalizations, as determined in good faith by the Manager.

4.02.       Exercise of Repurchase Options. The repurchase option provided for in Section 4.01 (the “Repurchase Option”) shall be exercised by written notice (a “Repurchase Notice”) given to the Holder as provided in Section 6.01 within 90 days following the Vesting Termination Date. Such Repurchase Notice shall identify the number of Unvested Units to be repurchased, the aggregate repurchase price of the Unvested Units to be repurchased, the time, place and date for settlement of such purchase (which shall be scheduled by the Company at its sole discretion, but in no event less than 10 days from the date of the Repurchase Notice). Upon the giving of such Repurchase Notice, the Unvested Units to be repurchased as provided in such Repurchase Notice shall automatically, without requirement of further notice to or consent of any Person, be deemed to be repurchased by the Company and shall no longer be deemed to be outstanding, and all interests in, and all rights (including the rights, if any, to receive notices, dividends and distributions, the right with respect to capital account balance relating thereto and the right to vote) with respect to such affected Unvested Units, shall automatically terminate at such time, except for the Holder’s right to be given the aggregate repurchase price for the repurchased Holder Units, as provided herein. The Schedule of Members of the Company shall be adjusted on the date on which the Repurchase Notice is given to reflect the repurchase of unvested Holder Units.

5.            Miscellaneous.

5.01.       Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, or transmission by electronic mail or fax (with confirmation of transmission), or upon five (5) days after deposit in the U.S. mail, by registered or certified mail with postage and fees prepaid, or one (1) day after delivery to an overnight courier of national reputation for next business day priority delivery, addressed to the other parties hereto at their respective addresses shown below their respective signatures (or in the case of the Company to its principal offices) or at such other address as any such party may designate with respect to such party by prior written notice to the other parties hereto.

5.02.       Entire Agreement; Amendments. This Agreement and the LLC Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with regard to such subject matter; provided that in the event that any other agreement contains any transfer restrictions or other obligations imposed on the Holder with respect to any Holder Units, such transfer restrictions and other obligations shall be in addition to the transfer restrictions and other obligations imposed on the Holder set forth in this Agreement. This Agreement may not be amended, modified, waived or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto; provided that any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which given.

5.03.       Invalidity; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

5.04.       Headings. All heading and titles used in this Agreement are for convenience only and shall not be interpreted to have any substantive meaning.

5.05.       Assignment; Successors and Assigns; Third Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, the Holder’s rights and obligations under this Agreement shall not be assignable or transferable without the prior written consent of the Company (or its successors or assigns). The Holder acknowledges and agrees that the Company, its subsidiaries and their respective successors and assigns may assign their respective rights and obligations under this Agreement without restriction. This Agreement shall inure to the benefit of the Company, its subsidiaries and their respective successors and assigns and, subject to the restrictions on transfer herein set forth, be binding upon the Holder and the Holder’s permitted successors and assigns. Except as provided in this Section 6.05, this Agreement is for the sole benefit of, and enforceable only by, the parties hereto.

5.06.       Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. The Holder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of Delaware state and federal courts, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, or recognition or enforcement of any judgment, and the Holder hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware state or federal court or, to the extent permitted by applicable law, such appellate court. The Holder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Holder irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in this Section 6.06 and brought in any court referred to in this Section 6.06. The Holder irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

5.07.       Further Assurances. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

 5.08.       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Repurchase Agreement as of the day and year first above written.

COMPANY:

ALTERNATIVE FUND ADVISORS HOLDINGS, LLC

By:
Name:	Marco Hanig
Title:	Manager

HOLDER:

ECHELON INVESTMENT PARTNERS MASTER, LP

By:	/s/ Charles F. Britton

Name:	Charles F. Britton Managing Member of GP

By:

Name:

Number of Units: 132,743

Address:

C/O Echelon Investment Partners LP
621 NW 53RD Street, Suite 240-
Boca Raton, FL 33487

SIGNATURE PAGE TO HOLDER REPURCHASE AGREEMENT

ELECTION UNDER SECTION 83(B)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer’s gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER: __________________________________

NAME OF SPOUSE: _____________________________________

ADDRESS: ___________________________________________________

IDENTIFICATION NO. OF TAXPAYER: _____________________

IDENTIFICATION NO. OF SPOUSE: ________________________

TAXABLE YEAR: 2021

2.	The property with respect to which the election is made is described as follows:

132,743 Membership Interests of Alternative Fund Advisors Holdings, LLC, a Delaware limited liability company (the “Company”), subject to a risk of forfeiture.

3.	The date on which restrictions were imposed on the property is: June 23, 2021

4.	The property is subject to the following restrictions:

Forfeiture upon taxpayer’s termination of investment in funds managed by the Company or its subsidiaries.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such Units is: U.S.$0 per membership interest.

6.	The amount (if any) paid for such property is: U.S.$0 per membership interest.

The undersigned has submitted a copy of this statement to the person for whom the investment was made in connection with the undersigned’s receipt of the above-described property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: [ ], 2021
Name: